EXHIBIT 10.20


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "AGREEMENT") is made and entered into as of January 21, 2003 by and among (i) Lumenis Ltd., a company incorporated under the laws of the State of Israel, with offices at the New Industrial Park, Yokneam, Israel ("LUMENIS LTD."), (ii) Lumenis Inc., a company incorporated under the laws of the Commonwealth of Massachusetts, with offices at 375 Park Avenue, New York, New York, USA ("LUMENIS INC." and, together with Lumenis Ltd., the "COMPANIES") and Mr. Kevin Morano (the "EXECUTIVE").

         WHEREAS, the parties have signed a Letter Agreement dated March 1, 2002 ("LETTER AGREEMENT"), pursuant to which the Executive was first employed by Lumenis Ltd. and appointed as Executive Vice President and Chief Financial Officer thereat;

         WHEREAS, the parties have agreed on certain changes to the employment terms of the Executive and wish to establish their contractual relations and incorporate said changes, all pursuant to the terms and conditions set forth in this Agreement; and

         WHEREAS, the Executive and the Companies desire to terminate the Letter Agreement and enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby specifically acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT. Lumenis Ltd. hereby employs the Executive in the capacity of the Executive Vice President and Chief Financial Officer and Lumenis Inc. hereby employs the Executive as Chief Financial Officer, all upon the terms and subject to the conditions set forth below. The Executive hereby accepts employment with the Companies in such capacities and upon the terms and subject to the conditions set forth below.

2. DUTIES. (a) The Executive agrees to devote his full business time (except for existing director positions at Apex Silver Mines, Ltd., Datawatch Inc. and Bear Creek Mining and certain exceptions as approved from time to time by the Chief Executive Officer of Lumenis Ltd. ("CEO")), attention, best efforts and ability to the affairs of the Companies. The Executive shall report to the CEO. The Executive shall have responsibility for the financial affairs of the Companies and their subsidiaries, with the powers and duties as are customarily assigned to the chief financial officer and/or as otherwise may be defined by the CEO from time to time.

           While performing services for the Companies, the Executive shall not engage in any activities that may interfere or conflict with the proper discharge of his duties.

3. TERMS AND TERMINATION. The term of this Agreement shall commence on March 1, 2002 and shall continue in full force and effect until terminated pursuant to the terms hereof.

    (a) This Agreement and the Executive's employment may be terminated (A) at any time at the option of either the Executive or the Companies, upon ninety (90) days prior written notice ("PRIOR NOTICE"); (B) upon the death of the Executive; (C) in the event of the inability of the Executive to perform his duties hereunder,


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        whether by reason of injury (mental or physical), illness or otherwise, incapacitating the Executive for a continuous period exceeding sixty
        (60) consecutive days or a total of sixty (60) non-consecutive days in any six (6) month period; or (D) for Cause. For purposes of this Agreement, "Cause" shall consist of:

        (i)     Dishonesty of the Executive affecting the Companies;

        (ii) The Executive's conviction of a felony or any crime involving moral turpitude, fraud or misrepresentation;

        (iii) Any gross negligence or willful misconduct of the Executive resulting in material loss to the Companies or any of its affiliates or material damage to the reputation of the Companies or any of its affiliates; and

        (iv)    Any material breach of any of the provisions of this Agreement.

    (b) Subject to the provisions of subsection (c) hereunder, in the event of a termination of this Agreement and the Executive's employment by the Companies pursuant to a Prior Notice, the Companies shall only be obligated to pay to the Executive (i) the Executive's base salary and benefits through the Prior Notice period specified above, provided that the Executive continues to perform his employment obligations through such period, and (ii) a lump sum severance payment equal to one (1) month's base salary per each twelve (12) month period of the Executive's employment with the Companies (whether or not pursuant to this Agreement), according to the base salary paid to the Executive on the date of such Prior Notice, and a pro-rata portion for any shorter period (based on the Israeli law principle for severance) (the "SEVERANCE PAYMENT"). The Companies shall have no further obligation to make any salary payments or provide any benefits to the Executive after the expiration of such Prior Notice period, except as required by applicable law and as described hereunder. Notwithstanding the foregoing, the Companies may, in their sole discretion, elect not to require the services of the Executive during the Prior Notice period (but in such case shall continue to pay the Executive's base salary and benefits through such period).

    (c) Notwithstanding the foregoing, in the event of termination of this Agreement and the Executive's employment hereunder (i) pursuant to a Prior Notice initiated by the Companies, (ii) a Change of Control (as such term is defined in the Lumenis Ltd. 2000 Share Option Plan), or
        (iii) by the Executive for "good cause", including, without limitation, where the Executive's duties are materially diminished, the Executive is required to relocate or compensation and benefits due to him are reduced, then, subject to the Executive executing a waiver and release of all actual or potential claims, the Companies shall be obligated to pay the Executive (A) a total lump sum amount of $300,000 (three hundred thousand United States Dollars), as well as all benefits described in
        Section 5 hereunder for a twelve (12) month period beginning from the effective date of such termination,


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        (B) full bonus participation (as described in Section 5(c) hereunder)
        for the calendar year in which termination occurs, as if the Executive had been employed by the Companies for the entirety of such calendar year, and (C) accelerated vesting of all unvested options that would, by their terms, vest in the twelve (12) month period following the effective date of termination.

4. BASE SALARY. As compensation for services rendered hereunder, the Companies shall pay the Executive a base salary of U.S. $250,000 (two hundred and fifty thousand United States Dollars) per annum, payable in twelve (12) equal monthly installments in accordance with the standard payroll dates and practices for salaried personnel of the Companies during the term of this Agreement. The CEO shall review the Executive's salary level annually or at such other times as the CEO shall determine. The Companies and the Executive shall reconcile any difference between all advances on account of salary made to the Executive prior to the date of this Agreement and any balance, if in the Executive's favor, shall be paid to the Executive, and if in the Companies favor, shall be credited against future salaries.

5. BENEFITS. In addition to the compensation set forth in Section 4 above, the Executive shall receive the following benefits from the Companies, it being understood that any wage-based benefits shall be calculated exclusively on the basis of the base salary (without consideration to any other benefit) in effect from time to time;

    (a) VACATION. The Executive shall be entitled to twenty-five (25) business days of vacation per year in accordance with Companies' policies. The specific dates of such vacations shall be coordinated in advance with the CEO.

    (b) CERTAIN BENEFITS. The Companies shall grant the Executive all benefits, such as pension, 401(k) plan, life insurance, health insurance, disability insurance, certain saving programs and others as are granted from time to time to the Companies' senior executives in the Executive's rank and under their usual terms pursuant to the Companies policies in effect from time to time, provided that nothing contained in this subsection (b) shall prohibit the Companies from amending, revising, restricting, reducing or eliminating any or all of such benefits provided to the Companies' employees and senior executives, as a result of the Companies' financial condition or prospects.

    (c) PERFORMANCE BONUS. The Executive will be eligible to participate in the Lumenis Ltd. Bonus Plan for executive officers at a 100% base participation rate for meeting 100% targets such as revenue, profit and other corporate and personal targets as will be set by the CEO in writing and as shall be approved each calendar year by the Board of Directors of Lumenis Ltd.

    (d) OPTIONS. The Executive will be eligible to receive periodic grants of options as part of the total compensation as recommended by the CEO in writing and approved by the Board of Directors of Lumenis Ltd., consistent with Lumenis Ltd.'s practice of compensating executive officers and as per stock option plans in effect from time to time. Nothing in this subsection (d) shall require the


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        Companies to grant to the Executive a specific or minimum number of options at or during any period of time.

    (e) CERTAIN REIMBURSEMENTS. The Executive shall be entitled to full reimbursement from the Companies for expenses incurred during the performance of his duties upon submission of substantiating documents, according to the Companies standard policies. Without limiting the foregoing, the Companies shall, during the term of this Agreement, reimburse the Executive up to a total amount of US $9,000 (nine thousand United States Dollars) for country club dues.

6. CONFIDENTIAL INFORMATION. The Executive agrees not to divulge or use, except in furtherance of the Companies' business at any time during his employment as well as after the termination of his employment with the Companies, any confidential and other proprietary information (as further defined below, "CONFIDENTIAL Information") obtained at any time, disclosed to the Executive or developed by the Executive in the course of the Executive's employment with the Companies, or regarding the business of either the Companies, their subsidiaries, any company in which the Companies hold, directly or indirectly
(i) a 5% interest (or greater) in the equity or profits thereof, or (ii) any right or power to appoint one or more managers, directors or other individual(s) performing similar functions ("AFFILIATE") , or any of their customers, except that the Executive may disclose certain necessary information to co-workers employed at the Companies and to third parties when required to do so in connection with the performance of his duties hereunder. "Confidential Information" shall include information which is not known to the public and shall include, but not be limited to, trade secrets, know-how, data, technical or non-technical information, whether written, graphic or oral, the names and addresses of prospective or existing investors, customers, supply sources, ideas, financial information, operations policies, marketing strategies, business development plans, corporate assets, financial data and forecasts, and historical financial results.

7. COVENANT NOT TO SOLICIT BUSINESS. (a) The Executive agrees that for a period of one (1) year from the effective date of termination of this Agreement, he will not directly or indirectly solicit any business from individuals or entities that are customers of the Companies, their subsidiaries or Affiliates, at the time of termination of this Agreement, without the prior written consent of the Lumenis Ltd. Board of Directors.

    (a) For a period of one (1) year from the effective date of termination of this Agreement, without the prior written consent of the CEO, the Executive shall not employ, offer to employ, or in any way directly or indirectly solicit or seek to obtain or achieve the employment (any of the foregoing, "Third Party Employment") of any person employed by the Companies, their subsidiaries, any Affiliate, or any successors or assigns thereof, except for persons who were not employees of the Companies, their subsidiaries or any Affiliate on the effective date of termination of this Agreement

    (b) For a period of one (1) year from the effective date of termination of this Agreement, without the prior written consent of the CEO, the Executive shall not


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        participate, directly or indirectly (whether as advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant of), in any Business Entity (except for an equity interest of less than 5% in any such entity). For purposes of this subsection (b), the term "Business Entity" shall mean any person, partnership, corporation or other business entity that, at the time of the Executive's employment with the Companies, is involved in any direct competition with the principal business carried on by the Companies or its subsidiaries or any Affiliate prior to the date of this Agreement or hereafter conducted by the Companies or any Affiliate or subsidiaries during the term of this Agreement, anywhere in the world.

    (c) The parties hereto agree that the duration and area for which the covenant not to compete set forth in Section 7(b) above is to be effective and reasonable in terms of geographical and temporal scope. In the event that any court determines that such time period and/or area are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that such covenant shall remain in full force and effect for the greatest period of time and in the greatest geographical area that would not render it unenforceable. In addition, the Executive acknowledges and agrees that a breach of Section 6 or subsections (a) or (b) of this Section 7 shall cause irreparable harm to the Companies, their subsidiaries, and/or their Affiliates, and that the Companies shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with costs and reasonable attorney's fees and disbursements incurred by the Companies in enforcing their rights under Section 6 and this Section 7.

8. INTELLECTUAL PROPERTY ASSIGNMENT. Any invention or know-how which shall occur to the Executive during the period of his employment relating to the business of the Companies or the use of any of their technologies, notwithstanding that it is perfected or reduced to specific form at any time thereafter provided that its conception arose during such period, including all rights therein and in any patent or other form of legal protection with respect thereto, shall become the sole property of the Companies, without need for any specific action or notice or any consideration to the Executive other than as provided for by this Agreement.

9. DEDUCTIONS AND WITHHOLDINGS. The Companies shall be entitled to deduct and withhold from any amount payable to the Executive, whether pursuant to this Agreement or otherwise, any and all taxes, withholdings or other payments as required under any applicable law.

10. NO ASSIGNMENT BY EXECUTIVE. The Executive shall have no right to assign any of the rights or to delegate any of the duties created by this Agreement and any assignment or attempted assignment of the Executive's rights, and any delegation or attempted delegation of the Executive's duties, shall be null and void. The Companies may at any time assign any of their rights or delegate any of their duties under this Agreement, provided that such assignee


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or delegee shall undertake in writing to perform all of the Companies'
obligations hereunder, and to be bound by all of the terms hereof.

11. CONDITIONS. The Executive represents that he has full authority to enter into this Agreement and that the performance of his duties under this Agreement will not interfere with or violate the terms of any other agreement, arrangement or understanding to which he is a party or by which he is bound.

12. BENEFIT. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, beneficiaries, personal representatives, and permitted successors and assigns.

13. NOTICES. All notices hereunder shall be in writing and delivered by hand or faxed or mailed to the address stated below of the party to which such notice is given, or to such changed address as such party shall have given to the other party by written notice provided, however, that any notice of change of address shall be effective only upon receipt by the other party.

                  To the Companies:

                  Lumenis Ltd.
                   375 Park Avenue
                  New York, NY  10510
                  Attention:  Chief Executive Officer

                  To Executive:

                  Kevin Morano
                  10 Woodmere
                  WayPennington, NJ 08534

14. SEVERABILITY OF PROVISIONS. If any of the provisions of this Agreement is held invalid, such provisions shall be severed and the remainder of the Agreement shall remain in force and shall not be affected thereby.

15. NO ORAL CHANGES. This Agreement may be changed only in writing, and must be signed by the party against whom enforcement of any waiver, modification, discharge or other change is sought.

16. WAIVER. Neither party's failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, and supersedes and cancels any and all prior


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agreements between the parties hereto, express or implied, written or oral, relating to the subject matter hereof, including without limitation, the Letter Agreement, dated March 1, 2002, filed as an Exhibit to the Lumenis Ltd. Quarterly Report on Form 10-Q, dated May 15, 2002.

18. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any litigation concerning any claims under or breach of this Agreement shall be brought exclusively in the competent courts of New York.

19. DESCRIPTIVE HEADINGS. The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Companies and the Executive have executed this Agreement, as of the day and year first above written.

                                  LUMENIS LTD.

                                  By:      /s/ Arie Genger
                                           ----------------------------------
                                           Arie Genger
                                           Chief Executive Officer

                                  LUMENIS INC.

                                  By:      /s/ Sagi Genger
                                           ----------------------------------
                                           Name: Sagi Genger
                                           Chief Operating Officer

                                           /s/ Kevin Morano
                                           ----------------------------------
                                           Kevin Morano



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